Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210589

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Class A Common Stock, $0.001 par value per Share	20,050,000	$44.00	$882,200,000	$102,246.98

(1)	Calculated in accordance with Rule 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 5, 2016)

20,050,000 Shares

GoDaddy Inc.

Class A Common Stock

We are offering 50,000 shares of GoDaddy Inc. Class A common stock in this offering and the selling stockholders identified in this prospectus supplement are offering 20,000,000 shares of our Class A common stock. We will not receive any proceeds from the sale of the shares to be offered by the selling stockholders.

Our Class A common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “GDDY.” On September 5, 2017, the last reported sale price of our Class A common stock on the NYSE was $45.18 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-17.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to GoDaddy	Proceeds to Selling Stockholders
Per share	$44.00	$0.29	$43.71	$43.71
Total	$882,200,000	$5,814,500	$2,185,500	$874,200,000

(1)	See “Underwriting” beginning on page S-30 for additional information regarding underwriting discounts, commissions and estimated expenses.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock to purchasers on or about September 8, 2017.

Morgan Stanley	Goldman Sachs & Co. LLC

September 5, 2017

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this Class A common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein, before buying any of the securities being offered under this prospectus supplement. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those statements made in the accompanying prospectus and documents incorporated by reference therein.

We, the selling stockholders and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus, which together we sometimes refer to generally as the prospectus, or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholders and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated herein and therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, and results of operations may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any related free writing prospectus, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference” in this prospectus supplement and in the accompanying prospectus.

Unless expressly indicated or the context suggests otherwise, references in this prospectus to (i) “GoDaddy,” the “Company,” “we,” “us” and “our” refer to GoDaddy Inc. and its consolidated subsidiaries, including Desert Newco, LLC, and (ii) “Desert Newco” refers to Desert Newco, LLC. We refer to Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”), Silver Lake Partners (together with its affiliates, “Silver Lake”) and Technology Crossover Ventures (together with its affiliates, “TCV”) collectively as the Sponsors. We refer to YAM Special Holdings, Inc. as “YAM.” We refer to Robert R. Parsons, the sole owner of YAM, our founder and a member of our board of directors, as “Bob Parsons.”

S-ii

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus supplement or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before deciding to invest in our Class A common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including each of the documents incorporated herein or therein by reference, before making an investment decision. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus supplement on page S-17, in the accompanying prospectus on page 7 and in any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement, including our Current Report on Form 8-K filed on May 3, 2017. Unless otherwise stated, all information in this summary is as of June 30, 2017.

You also should carefully read the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements, other information and the exhibits to the registration statement of which the accompanying prospectus is a part.

ABOUT GODADDY

Our customers have bold aspirations—the drive to be their own boss, write their own story and take a leap of faith to pursue their dreams. Launching that brewery, running that wedding planning service, organizing that fundraiser, expanding that web-design business or whatever sparks their passion. We are inspired by our customers, and are dedicated to helping them turn their powerful ideas into meaningful action. Our vision is to radically shift the global economy toward life-fulfilling independent ventures.

Overview

Our nearly 17 million customers are people and organizations with vibrant ideas—businesses, both large and small, entrepreneurs, universities, charities and hobbyists. They are defined by their guts, grit and determination to transform their ideas into something meaningful. They wear many hats and juggle many responsibilities, and they need to make the most of their time. Our customers need help navigating today’s dynamic Internet environment and want the benefits of the latest technology to help them succeed. We are a trusted partner and champion for organizations of all sizes in their quest to build successful online ventures.

We are a leading technology provider to small businesses, web design professionals and individuals, delivering simple, easy to use cloud-based products and outcome-driven, personalized Customer Care. We operate the world’s largest domain marketplace, where our customers can find that unique piece of digital real estate perfectly matching their idea. We provide website building, hosting and security tools to help customers easily construct and protect their online presence. As our customers grow, we provide applications and access to relevant third party products helping them connect to their customers, manage and grow their businesses and get found online.

Our customers need help navigating today’s dynamic Internet environment and want the benefits of the latest technology to help them succeed. The increase in broadband penetration, mobile device usage and the need for presence across search engines, content destinations, listing providers (e.g. Yelp), e-commerce sites and social media channels create both opportunities and challenges for them. We offer products and solutions to help our customers tackle this rapidly changing technology landscape. We have developed the majority of our products internally and believe our solutions are among the best in the industry in terms of breadth, performance, functionality and ease of use.

Often technology companies force their customers to choose between technology and support, delivering one but not the other. At GoDaddy, we don’t believe our customers should have to choose, and we strive to deliver both great technology and great customer support. We believe engaging with our customers in a proactive, consultative way helps them knock down the technology hurdles they face. Through the thousands of conversations we have with our customers every day, we receive valuable feedback enabling us to continually evolve our products and solutions and respond to their changing needs.

Our people and unique culture have been integral to our success. We live by the same principles that enable new ventures to survive and thrive: hard work, perseverance, conviction, an obsession with customer satisfaction and a belief that no one can do it better. We take responsibility for driving successful outcomes and are accountable to our customers, which we believe has been a key factor in enabling our rapid customer and revenue growth. We believe we have one of the most recognized technology brands in the U.S.

Our Size and Scale

Our combination of easy-to-use, cloud-based products, personalized Customer Care, a powerful brand and a unique culture have helped us build an attractive business with strong financial performance.

•	We are the global market leader in domain name registration-a key on-ramp to establishing a business online in our connected economy-with approximately 72.2 million domains under management as of June 30, 2017. According to VeriSign’s Domain Name Industry Brief dated March 31, 2017, we managed over 19% of the world’s registered top level domains.

•	As of June 30, 2017, we had nearly 17 million customers and added approximately 2.1 million customers in the six months ended June 30, 2017, including 1.6 million customers added through our acquisition of Host Europe Holdings Limited, or HEG.

•	As of December 31, 2016, we had nearly 800,000 customers who each spent more than $500 a year.

•	In each of the five years ended December 31, 2016, our customer retention rate exceeded 85% and our retention rate for customers who had been with us for over three years was approximately 90%.

•	In 2016, we generated $2,155 million in total bookings, up 12.6% (or approximately 13.8% on a constant currency basis) from $1,914 million in 2015. In the six months ended June 30, 2017, we generated $1,292 million in total bookings, up 17.9% (or approximately 19.2% on a constant currency basis) from $1,096 million in the six months ended June 30, 2016. In 2016, we had $1,848 million of revenue, up 15.0% (or approximately 16.7% on a constant currency basis) from $1,607 million in 2015. In the six months ended June 30, 2017, we had $1,047 million of revenue, up 17.7% (or approximately 18.7% on a constant currency basis) from $890 million in the six months ended June 30, 2016. Constant currency is calculated by translating bookings and revenue for each month in the current period using the foreign currency exchange rate for the corresponding month in the prior period, excluding any hedging gains or losses realized during the period.

•	As of June 30, 2017, we provided localized solutions in 56 markets. For the year ended December 31, 2016 and the six months ended June 30, 2017, approximately 28% and 31%, respectively, of our total bookings were attributable to customers outside of the U.S.

•	Our highly-rated Customer Care team consists of more than 5,000 specialists worldwide who are available 24/7/365 and are capable of providing personalized care that is targeted to our customers’ different levels of technical sophistication. As a result of their ongoing dialogue with customers, our Customer Care team also drives bookings and in 2016 generated approximately 24% of our total bookings.

•	Our net loss was $21.9 million and $120.4 million in 2016 and 2015, respectively. In the six months ended June 30, 2017, we had net income of $15.0 million.

Our Market

Our customers represent a large and diverse market which we believe is largely underserved. According to the U.S. Small Business Administration, there were approximately 28 million small businesses in 2012. Based on data from the 2012 U.S. Census Bureau and the U.S. Small Business Administration, over 85% of small businesses have fewer than five employees and approximately 23 million, or over 75% of, small businesses were non-employer firms. Furthermore, the Kauffman Index of Entrepreneurial Activity Report estimated that in 2015 there were approximately 530,000 new business owners created each month in the U.S. Moreover, according to a study performed by the International Finance Corporation and McKinsey Company in 2011, there were more than 420 million micro, small and medium enterprises (defined as one to 250 employees) worldwide. We believe our addressable market extends beyond small businesses and includes individuals and organizations, such as universities, charities and hobbyists.

Despite the ubiquity and importance of the Internet to individual consumers, many small businesses and organizations have remained offline given their limited resources and inadequate tools. We believe approximately 60% of small businesses do not have a website. However, as proliferation of mobile devices blurs the online/offline distinction into an “always online” world, having an impactful online presence is becoming a “must have” for small businesses worldwide.

What it means for small businesses and ventures to be online continues to evolve. Only a few years ago, an online presence typically consisted of a simple and static website with basic information, perhaps supported by limited search engine marketing. Today, having an effective online presence requires much more, including a secure and content rich website viewable from any device; presence on social media sites and an increasing number of horizontal and vertical marketplaces (e.g. Yelp and OpenTable); branded email communication; online marketing; and Internet-enabled reservation and scheduling capabilities. In addition, other needs such as telephony, invoicing, payment processing, and accounting and tax preparation, which are typically separate point solutions, can now increasingly be linked to the front end.

The shift toward dynamic online presence for small business has been fueled by the emergence of simple, yet powerful, cloud-based technologies that can easily be utilized by individuals with limited technical skills. Cloud technologies have helped enable the integration of front and back-end activities. Cloud-based products, which can be “rented” on a monthly or yearly basis, allow a business to more easily scale from a nascent idea to a thriving venture.

Our Customers

Our customers share common traits, such as tenacity and determination, yet their specific needs vary depending on the type and stage of their ventures. They range from individuals who are thinking about starting a business to established ventures that are up and running but need help attracting customers, growing their sales, managing their business or expanding their operations. While our customers have differing degrees of resources and technical capabilities, they all share a desire to bring their ideas to life. Our customers are united by a number of common characteristics: entrepreneurial spirit, strong work ethic and, above all, passion for their ventures.

Our target customers are primarily local service-based businesses. They need our help to give their businesses a unique and secure digital identity and tools to help them stay connected with their customers.

To serve our customers well at every phase of their ventures, we group them into multiple stages of growth, starting with “nascent” and evolving to “established and content.” We have also identified special groups like the “digital commerce” group which is made up of web-savvy individuals who utilize digital commerce platforms as their primary business vehicles. We also serve a group of customers consisting of web-designers and web-developers—who we call “Web Pros”—who are in the business of building, designing and managing the online presence of others. Each of these groups is unique in their needs, and we personalize our solutions to meet them at each stage in their lifecycle.

Our Opportunity—What Successful Ventures Need

Our customers are consumers themselves and use the Internet to get informed, research and shop for solutions, which makes them keenly aware of the need to have an impactful online presence. While our customers’ needs change depending on where they are in their lifecycle, the most common customer needs we serve include:

•	Getting online and looking great. Our customers want to find a name perfectly identifying their business, hobby or passion. Once they have a name, they want to create a digital identity so their customers can find, engage and transact with them online. We believe a complete digital identity includes an elegant, mobile-enabled website and the ability to get found across various search engines, social media platforms and vertical marketplaces.

•	Growing their business and running their operations. Our customers need to communicate with their existing customers and find new customers. They also need tools to help them run their businesses, from telephony, productivity and marketing tools to getting paid and balancing their books. In today’s online world, these activities can now increasingly be linked to a customer’s online presence.

•	Easy-to-use products with help from a real person when needed. Our customers want easy-to-use products and sometimes they need help from real people to set up their website, launch a new feature or try something new. We build products that are intuitive for beginners to use, yet robust and feature-rich to address the needs of expert designers and power-users. We also provide high quality, consultative Customer Care and advise our customers as needed.

•	Technology that grows with them. Our customers need a simple platform and set of tools enabling their domain, website and other solutions to easily work together as their venture grows and becomes more complex. The right platform can meet the needs of both an entrepreneur who is not technologically savvy and a Web Pro with a more complex set of requirements.

•	Reliability, security and performance. Our customers expect reliable products and want to be confident their digital presence is secure. Our customers work on their ventures whenever and however they can and need solutions fitting their lifestyle and schedule.

•	Affordable solutions. Our customers often have limited financial resources and are unable to make large, upfront investments in the latest technology. Our customers need affordable solutions leveling the playing field and giving them the tools to look and act like bigger ventures.

Our Solution—What We Do and How We Do It

We built GoDaddy to serve our customers by providing elegant, easy-to-use, cloud-based products wrapped with personalized Customer Care. Our customers turn to us in order to:

•	Get a great domain name. Every great idea needs a great name. Staking a claim with a domain name has become the first step in establishing an idea and presence online. When inspiration strikes, we are there to provide our customers with high-quality search, discovery and recommendation tools as well as the broadest selection of domains to help them find the right name for their venture.

•	Turn their domain into a dynamic online presence. Our products, including GoCentral, enable anyone to build an elegant website or online store, for both desktop and mobile, regardless of technical skill. Our products, powered by a unified cloud platform, enable our customers to get found online by helping to enhance the information on their website and extending their website and its content to where they need to be, from search engine results (e.g. Google) to social media (e.g. Facebook) to vertical marketplaces (e.g. Yelp), all from one location. For more technically-sophisticated web designers, developers and customers, we provide high-performance, flexible hosting and security products that can be used with a variety of open source design tools. We design these solutions to be easy to use, effective, reliable, flexible and a great value.

•	Add back-office and marketing products. Our customers want to spend their time on what matters most to them, selling their products or services or helping their customers do the same. We provide them with productivity tools, such as domain-specific email, online storage and invoicing and payment solutions to help run their ventures. We also provide robust marketing products, such as email marketing, to help them attract and retain customers.

•	Use our products together in a solution that grows with our customers over time. Our API-driven technology platform is built on state-of-the-art, open source technologies like Hadoop, OpenStack and other large-scale, distributed systems. Simply put, we believe our products work well together and are more valuable and easier to use together than if our customers purchased them individually from other companies and tried to integrate them. Additionally, our platform allows our developers to innovate new and enhanced products or product features assembled from common building blocks leading to faster deployment cycles.

•	Receive assistance from our highly-rated Customer Care team. Our Customer Care team consists of more than 5,000 specialists who are available 24/7/365 and are capable of providing care to customers having different levels of technical sophistication. Our specialists are evaluated on customer outcomes and the quality of the experience they provide. We strive to provide high-quality, consultative care and deliver a distinctive experience helping us create loyal customers who renew their subscriptions, purchase additional products and refer their family and friends to us.

•	Utilize a reliable, secure, global technology platform and infrastructure. In 2016, we handled on average nearly 18 billion DNS queries per day and hosted approximately 10 million websites on servers located throughout our worldwide data centers. We focus on online security, customer privacy and reliable infrastructure to address the evolving needs of our customers.

•	Receive high value. We price most of our products at a few dollars per month while providing our customers with robust features and functionality. We believe our high-quality products and personalized Customer Care provide our customers with an affordable bridge between their available resources and their aspirations.

Our Advantages—Why We Win

We believe the following strengths provide us with competitive advantages in realizing the potential of our opportunity:

•	We are the leading domain name marketplace, a key on-ramp in establishing a digital identity. We are the global market leader in domain name registration. As of June 30, 2017, we had approximately 72.2 million domains under management. According to VeriSign’s Domain Name Industry Brief dated March 31, 2017, we managed over 19% of the approximately 331 million worldwide top level domain names registered.

•

We combine an integrated cloud-technology platform with rich data science. At our core, we are a product and technology company. As of June 30, 2017, we had more than 1,300 engineers and had 212 issued patents and 181 pending patent applications in the U.S. Our investments in technology and development and our data science capabilities enable us to innovate and deliver a personalized experience to our customers.

•	We operate an industry-leading Customer Care team that also drives bookings. We give our customers much more than typical customer support. Our team is unique, blending personalized Customer Care with the ability to evaluate our customers’ needs, which allows us to help and advise them as well as drive incremental bookings. Our Customer Care team contributed approximately 24% of our total bookings in 2016 and approximately 21% for the six months ended June 30, 2017. Our customers respond to our personalized approach with high marks for customer satisfaction. Our proactive Customer Care model is a key component helping create long-term customer relationships, which is reflected in our high retention rates.

•	Our brand and marketing efficiency. We believe GoDaddy is one of the most recognized technology brands in the U.S. Through a combination of cost-effective direct-marketing, brand advertising and customer referrals, we have increased our total customers from 10.2 million as of December 31, 2012 to nearly 17 million as of June 30, 2017, including 1.6 million customers added through our acquisition of HEG. We believe that our recent acquisition of HEG complements our leading position in the U.S. with strong positions in the UK and Germany, including brands such as 123Reg, Domain Factory, Heart Internet and Host Europe, as well as World Hosting Days and NamesCon brands and conferences.

•	Our financial model. Our stable and predictable business model is driven by efficient customer acquisition, high customer retention rates and increasing lifetime spend. In each of the five years ended December 31, 2016, our customer retention rate exceeded 85% and our retention rate for customers who had been with us for over three years was approximately 90%. We believe the breadth and depth of our product offerings and the high quality and responsiveness of our Customer Care team builds strong customer relationships and are keys to our high level of customer retention.

•	Our people and our culture. We are a company whose people embody the grit and determination of our customers. Our world-class engineers, scientists, designers, marketers and Customer Care specialists share a passion for technology and its ability to change our customers’ lives. We value hard work, extraordinary effort, living passionately, taking intelligent risks and working together toward successful customer outcomes. Our relentless pursuit of doing right for our customers has been a crucial ingredient of our growth.

•	Our scale. We have achieved significant scale in our business enabling us to efficiently acquire new customers, serve our existing customers and continue to invest in growth.

•	In 2016, we generated $2,155 million in total bookings, up from $1,250 million in 2012, representing a compound annual growth rate (“CAGR”) of 15%. In the six months ended June 30, 2017, we generated $1,292 million in total bookings, up 17.9% from $1,096 million in the six months ended June 30, 2016.

•	In 2016, we had $1,848 million of revenue, up from $911 million in 2012, representing a CAGR of 19%. In the six months ended June 30, 2017, we had $1,047 million of revenue, up 17.7% from $890 million in the six months ended June 30, 2016.

•	In 2016 and the six months ended June 30, 2017, we had $387 million and $240 million, respectively, of net cash provided by operating activities.

•	In the five years ended December 31, 2016, we invested to support our growth with $1,190 million in technology and development expenses and $871 million in marketing and advertising expenses. In the six months ended June 30, 2017, we invested an additional $170 million in technology and development expenses and $130 million in marketing and advertising expenses.

Our Strategy—How We Grow

We are pursuing the following principal strategies to drive our business:

•	Expand and innovate our product offerings. Our product innovation priorities include:

•	Delivering the next generation of naming. The first generation of naming included a limited set of generic top-level domains (“gTLDs”), such as .com and .net, and country code top-level domains (“ccTLDs”), such as .uk and .in. With approximately 331 million existing domains registered as of March 31, 2017, it may be increasingly difficult for customers to find the name best suiting their needs. As a result, ICANN began introducing more than 1,300 new gTLDs in late 2013. We merchandise hundreds of these newer gTLDs, including new generic options (e.g. .shop and .blog) as well as names geared toward professions (e.g. .photography), personal interests (e.g. .club), geographies (e.g. .london, .nyc and .vegas) and just plain fun (e.g. .ninja). Additionally, we have invested to expand the secondary market to help match buyers to sellers who already own domains. Our GoDaddy Investor mobile application helps investors watch and bid on domains at auction and stay on top of current bids from their mobile devices. We continue to invest in search, discovery and recommendation tools and transfer protocols for both primary and secondary domains.

•	Powering elegant and effortless presence. We continue to invest in tools, templates and technology to make building, maintaining and updating a professional looking mobile or desktop website simple and easy. Additionally, we are investing in products to help our customers drive their customer acquisition efforts by managing their presence across search engines, social networks and vertical marketplaces and keep their online presence and information secure. In January 2017, we launched GoCentral, a new service combining a mobile-optimized website builder with an integrated set of marketing and e-commerce tools to help our customers create an audience for their idea or business, enabling them to design a professional website in under an hour.

•	Making the business of business easy. Our business applications range from domain-specific email and email marketing to telephony services and payment tools to help our customers communicate with their customers and grow their ventures. We continue to invest in the breadth of our product offerings to help our customers connect with their customers and run their ventures.

•	Win the Web Pros. We are investing in building a suite of tools and services for web designers and developers to help them save time, make money and exceed client expectations. These client management tools include administrative access and shopping features making it easier for designers and developers to buy and manage products for their clients. We have further bolstered our Web Pro-focused suite through recent acquisitions, which strengthen our site management capabilities and technical support and extend our reach into the WordPress community.

•	Go global. As of June 30, 2017, over 40% of our customers were located in international markets, notably Canada, Germany, India and the United Kingdom. We have made significant investments in the localization of our service offerings in markets outside of the U.S. and, as of June 30, 2017, we offered localized products and Customer Care in 56 markets. To support our international growth, we will continue investing to develop our local capabilities across products, marketing programs, data centers and Customer Care. Our recent international acquisitions, including our recent acquisition of HEG, are an important part of this international growth. With strong positions in the UK and Germany, our acquisition of HEG significantly expands our footprint in Europe.

•

Partner up. Our flexible platform also enables us to acquire companies and quickly launch new products for our customers, including through partnerships such as Microsoft Office 365 for email and PayPal for payments. We have also acquired companies and technologies to complement our product and service offerings and expand our geographic footprint. We continue to identify value-added technology acquisition targets and partnership opportunities.

•	Make it personal. We seek to leverage data and insights to personalize the product and Customer Care experiences of our customers as well as tailor our solutions and marketing efforts to each of our customer groups. We are constantly seeking to improve our websites, marketing programs and Customer Care to intelligently reflect where customers are in their lifecycle and identify their specific product needs. We continue to invest in our technology and data platforms to further enable our personalization efforts.

•	Wrap it with Care. We believe our highly-rated Customer Care team is distinctive and essential to the lifetime value proposition we offer our customers. We continue to invest in our Customer Care team, including investing to expand our Customer Care service, improve the quality of our Customer Care resources and introduce enhanced tools and processes across our expanding global footprint.

Our Key Metrics

We generate bookings and revenue from sales of product subscriptions, including domain products, hosting and presence offerings and business applications. We use total bookings as a performance measure, since we typically collect payment at the time of sale and recognize revenue ratably over the term of our customer contracts. We believe total bookings is an indicator of the expected growth in our revenue and the operating performance of our business. We have two primary sales channels: our websites and our Customer Care team. For the year ended December 31, 2016, we derived approximately 75% and 24% of our total bookings through our websites and our Customer Care team, respectively. For the six months ended June 30, 2017, we derived approximately 78% and 21% of our total bookings through our websites and Customer Care team, respectively. For the year ended December 31, 2016 and the six months ended June 30, 2017, approximately 28% and 31%, respectively, of our total bookings was attributable to customers outside of the U.S.

Corporate Information

We were incorporated in Delaware on May 28, 2014. Our principal executive offices are located at 14455 N. Hayden Road, Scottsdale, Arizona 85260 and our telephone number is (480) 505-8800. Our corporate website is www.godaddy.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

For further information regarding us and our financial information, you should refer to our recent filings with the SEC. See “Where You Can Find Additional Information.”

Our Organizational Structure

In connection with the completion of our IPO in 2015, we completed a series of organizational transactions, or the Reorganization Transactions, pursuant to a reorganization agreement dated as of March 31, 2015 by and among us, Desert Newco, and certain other parties, including:

•	the amendment and restatement of Desert Newco’s limited liability company agreement to, among other things, appoint us as sole managing member and reclassify all of the limited liability company units of Desert Newco, or the LLC Units, as non-voting units;

•	the issuance of shares of Class B common stock to each of Desert Newco’s pre-IPO owners on a one-to-one basis with the number of LLC Units owned; and

•	the acquisition, by merger, of four members of Desert Newco, or the Reorganization Parties, for which we issued shares of Class A common stock as consideration.

We are the sole managing member of Desert Newco. As its sole managing member, we operate and control the business and affairs of Desert Newco and its subsidiaries. Although we have a minority economic interest, we have sole voting power in, and control the management of, Desert Newco. As a result, we consolidate Desert Newco’s financial results and report a non-controlling interest related to the portion of Desert Newco not owned by us. As of June 30, 2017, we owned approximately 67% of Desert Newco.

HEG Acquisition and Sale of PlusServer Business

On April 3, 2017, we completed our acquisition of HEG for €1.7 billion, including all of the outstanding shares of HEG and certain loan notes issued by Host Europe Finance Co. Ltd. HEG was the largest privately owned web services provider in Europe, serving small businesses and web experts. HEG had more than 1.6 million customers as of December 31, 2016 and approximately $340 million in historical IFRS revenue, or approximately $242 million in historical IFRS revenue excluding HEG’s PlusServer managed hosting business, for the year ended December 31, 2016. On August 31, 2017, we sold all of the outstanding shares in PlusServer GmbH, a subsidiary of HEG, for a preliminary purchase price of €385 million (approximately US $459 million based on the exchange rate in effect on August 31, 2017), subject to certain post-closing adjustments.

With strong positions in the UK and Germany, including brands such as 123Reg, Domain Factory, Heart Internet and Host Europe, we believe HEG complements our leading position in the United States and fast-growing international footprint. We believe that combining our global technology platform with HEG’s footprint in Europe will enable the rapid deployment of a broader range of products to our customers and allow for better scale of product development and go-to-market investments across both companies. We share with HEG a strong cultural focus on the needs of small business customers, supporting their product offerings with consultative customer care that drives high customer retention.

To finance the acquisition, we amended our existing credit facility to add an additional term loan pursuant to which we borrowed $1.425 billion and entered into a new asset bridge credit agreement pursuant to which we borrowed €500 million. We used the net cash proceeds from the PlusServer sale plus existing cash and cash equivalents to fully repay the bridge loan on August 31, 2017. We expect to recognize a loss on debt extinguishment in the third quarter of 2017 of approximately $5.1 million due to the repayment of the bridge loan, which represents the estimated remaining unamortized original issue discount and debt issuance costs on this loan.

For additional information regarding the HEG acquisition, including historical audited consolidated financial statements of HEG and related unaudited pro forma condensed combined financial statements, please see our Current Report on Form 8-K filed with the SEC on April 4, 2017, as amended on May 3, 2017 and September 5, 2017, incorporated by reference in this prospectus supplement.

THE OFFERING

Class A common stock offered by us in this offering	50,000 shares of our Class A common stock

Class A common stock offered by the selling stockholders in this offering	20,000,000 shares of our Class A common stock

Class A common stock to be outstanding immediately after this offering

124,574,836 shares of our Class A common stock (or 164,794,507 shares if all then outstanding exchangeable LLC Units (together with the same number of shares of our Class B common stock) were exchanged for newly-issued shares of our Class A common stock on a one-for-one basis)

Class B common stock to be outstanding immediately after this offering	40,219,671 shares of our Class B common stock

Voting power held by holders of Class A common stock immediately after this offering	75.6%

Voting power held by holders of Class B common stock immediately after this offering	24.4%

Use of proceeds

We expect to receive net proceeds from this offering of approximately $2.2 million after deducting the underwriting discounts and commissions. We anticipate that the net proceeds from the sale of shares of our Class A common stock by us will be used to pay the transaction expenses incurred by us in connection with this offering and any remaining proceeds will be used for general corporate purposes.

We will not receive any of the proceeds from the sale of shares of any of the Class A common stock by the selling stockholders. See “Use of Proceeds” for additional information.

Risk factors	See “Risk Factors” beginning on page S-17 of this prospectus supplement and on page 7 of the accompanying prospectus and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Voting rights

Each share of Class A common stock and Class B common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. The shares of Class B common stock have no economic rights.

When LLC Units and a corresponding number of shares of Class B common stock are exchanged for Class A common stock by a holder of LLC Units pursuant to the Exchange Agreement described below, such shares of Class B common stock will be canceled. See “Description of Capital Stock” in the accompanying prospectus.

Dividend policy

We do not intend to pay dividends on our Class A common stock in the foreseeable future.

GoDaddy Inc. is a holding company and, either directly or through its wholly owned subsidiary GD Subsidiary Inc., its principal asset is a controlling equity interest in Desert Newco. If GoDaddy Inc. decides to pay a dividend in the future, it would need to cause Desert Newco to make distributions to GoDaddy Inc. in an amount sufficient to cover such dividend. If Desert Newco makes such distributions to GoDaddy Inc., the other holders of LLC Units will be entitled to receive pro rata distributions.

Our ability to pay dividends on our Class A common stock is limited by our existing indebtedness, and may be further restricted by the terms of any future debt or preferred securities incurred or issued by us or our subsidiaries. See “Dividend Policy” in our Annual Report on Form 10-K for the year ended December 31, 2016 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

Exchange Agreement	We have entered into an Exchange Agreement with our pre-IPO owners so that they may, subject to the terms of the Exchange Agreement, exchange their LLC Units, together with the corresponding shares of Class B common stock, for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. When a LLC Unit, together with a share of our Class B common stock, is exchanged for a share of our Class A common stock, the corresponding share of our Class B common stock will be canceled. See “Description of Capital Stock” in the accompanying prospectus.

Tax receivable agreements	Exchanges of LLC Units (together with the corresponding shares of Class B common stock) for shares of our Class A common stock or cash, including any such exchanges that occur in connection with this offering are expected to produce favorable tax attributes for us. When we acquire LLC Units from our pre-IPO owners through these exchanges, both the existing tax basis and anticipated tax basis adjustments are likely to increase (for tax purposes) our depreciation and amortization deductions and therefore reduce the amount of income tax we would be required to pay in the future in the absence of this existing and increased basis. This existing and increased tax basis may also decrease gain (or increase loss) on future dispositions of certain assets to the extent the tax basis is allocated to those assets.

We are a party to five tax receivable agreements, or TRAs. Under four of these agreements, we are generally required to pay to the former owners of the Reorganization Parties (described under “Our Organizational Structure”), in the aggregate, approximately 85% of the amount of calculated tax savings, if any, we are deemed to realize (using the actual applicable federal income tax rate and an assumed combined state and local income tax rate) as a result of (1) any existing tax attributes associated with the Reorganization Parties’ LLC Units acquired in the pre-IPO organizational transactions, the benefit of which is allocable to us as a result of such transactions (including the allocable share of Desert Newco’s existing tax basis in its assets), (2) NOLs available as a result of the such transactions and (3) tax benefits related to imputed interest.

Under the fifth of these agreements, we are generally required to pay certain pre-IPO owners approximately 85% of the amount of the calculated tax savings, if any, we are deemed to realize (using the actual applicable federal income tax rate and an assumed combined state and local income tax rate) as a result of (1) any step-up in tax basis created as a result of exchanges of their LLC Units (together with the corresponding shares of Class B common stock) for shares of our Class A common stock or cash, (2) any existing tax attributes associated with their LLC Units, the benefit of which is allocable to us as a result of such exchanges (including the allocable share of Desert Newco’s existing tax basis in its assets), (3) tax benefits related to imputed interest and (4) payments under the TRA.

For purposes of calculating the income tax savings we are deemed to realize under the TRAs, we calculate the U.S. federal income tax savings using the actual applicable U.S. federal income tax rate and the state and local income tax savings using 5% for the assumed combined state and local tax rate, which represents an approximation of our combined state and local income tax rate, net of federal income tax benefits.

During the three months ending September 30, 2017, we will record TRA liability related to the LLC Unit exchanges made in connection with this offering. We estimate the incremental TRA liability as a result of these exchanges to be a maximum of $471 million. See “Capitalization” for additional information regarding the assumptions underlying our estimated maximum TRA liability.

New York Stock Exchange Symbol	“GDDY”

The number of shares of our Class A common stock to be outstanding after this offering is based on 110,750,945 shares of our Class A common stock outstanding as of June 30, 2017, and excludes:

•	16,369,171 shares of our Class A common stock issuable upon the exercise of options outstanding as of June 30, 2017, with a weighted-average exercise price of $17.23 per share;

•	4,302,797 shares of our Class A common stock issuable upon the vesting of restricted stock units, or RSUs, outstanding as of June 30, 2017;

•	15,918,315 additional shares of our Class A common stock, subject to increase on an annual basis, reserved for future issuance as of June 30, 2017 under our 2015 Equity Incentive Plan;

•	2,797,379 additional shares of our Class A common stock, subject to increase on an annual basis, reserved for future issuance as of June 30, 2017 under our 2015 Employee Stock Purchase Plan;

•	53,993,562 shares of our Class A common stock issuable upon exchange of outstanding shares of our Class B common stock outstanding as of June 30, 2017 (together with the same number of LLC Units); and

•	3,483 shares of our Class A common stock issuable upon the exercise of warrants outstanding as of June 30, 2017, with an exercise price of $7.44 per share.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of outstanding stock options or vesting of RSUs subsequent to June 30, 2017.

SUMMARY CONSOLIDATED FINANCIAL DATA

The consolidated statements of operations data for the years ended December 31, 2014, 2015 and 2016 and the consolidated balance sheet data as of December 31, 2016 are derived from our audited consolidated financial statements and the related notes incorporated by reference into this prospectus supplement. The unaudited consolidated statements of operations for the six months ended June 30, 2016 and 2017, as well as the unaudited consolidated balance sheet data as of June 30, 2017, are derived from our unaudited interim condensed consolidated financial statements incorporated by reference into this prospectus supplement. Our historical results are not necessarily indicative of the results to be expected in any future period. You should read the following summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and the consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the additional information regarding our recent acquisition of HEG, including the historical consolidated financial statements of HEG and the related unaudited pro forma condensed combined financial information, included in our Current Report on Form 8-K filed with the SEC on April 4, 2017, as amended on May 3, 2017 and September 5, 2017, incorporated by reference in this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	2014	2015	2016	2016	2017
				(unaudited)
	(in millions, except share amounts reflected in thousands and per share amounts)
Consolidated Statements of Operations Data:
Total revenue	$1,387.3	$1,607.3	$1,847.9	$889.9	$1,047.5
Costs and operating expenses(1):
Cost of revenue (excluding depreciation and amortization)	518.4	565.9	657.8	316.5	373.2
Technology and development	250.8	270.2	287.8	141.9	170.3
Marketing and advertising	164.7	202.2	228.8	117.5	129.9
Customer care	190.5	221.5	242.1	123.8	142.4
General and administrative	172.0	219.7	221.2	101.0	132.8
Depreciation and amortization	152.8	158.8	160.1	78.2	87.1

Total costs and operating expenses	1,449.2	1,638.3	1,797.8	878.9	1,035.7

Operating income (loss)	(61.9)	(31.0)	50.1	11.0	11.8
Interest expense	(85.0)	(69.2)	(57.2)	(28.6)	(34.8)
Loss on debt extinguishment	—	(21.4)	—	—	(1.7)
Tax receivable agreements liability adjustment	—	—	(12.5)	(10.7)	37.0
Other income (expense), net	0.8	1.0	(1.9)	(0.1)	4.4

Income (loss) from continuing operations before income taxes	(146.1)	(120.6)	(21.5)	(28.4)	16.7
Benefit (provision) for income taxes	2.8	0.2	(0.4)	(1.0)	3.6

Income (loss) from continuing operations	(143.3)	(120.4)	(21.9)	(29.4)	20.3
Loss from discontinued operations, net of income taxes	—	—	—	—	(5.3)

Net income (loss)	(143.3)	(120.4)	(21.9)	(29.4)	15.0
Less: net loss attributable to non-controlling interests	—	(44.8)	(5.4)	(10.0)	(6.4)

Net income (loss) attributable to GoDaddy Inc.	$(143.3)	$(75.6)	$(16.5)	$(19.4)	$21.4

	Year Ended December 31,			Six Months Ended June 30,
	2014	2015	2016	2016	2017
				(unaudited)
	(in millions, except share amounts reflected in thousands and per share amounts)
Net income (loss) attributable to GoDaddy Inc. per share of Class A common stock—basic:
Continuing operations	$(1.11)	$(0.81)	$(0.21)	$(0.26)	$0.28
Discontinued operations	—	—	—	—	(0.06)

Net income (loss) attributable to GoDaddy Inc.	$(1.11)	$(0.81)	$(0.21)	$(0.26)	$0.22

Net income (loss) attributable to GoDaddy Inc. per share of Class A common stock—diluted:
Continuing operations	$(1.11)	$(0.81)	$(0.21)	$(0.26)	$0.11
Discontinued operations	—	—	—	—	(0.03)

Net income (loss) attributable to GoDaddy Inc.	$(1.11)	$(0.81)	$(0.21)	$(0.26)	$0.08

Weighted-average shares of Class A common stock outstanding(2):
Basic	38,826	58,676	79,835	73,853	95,734

Diluted	38,826	58,676	79,835	73,853	177,796

(1)	Costs and operating expenses include equity-based compensation expense as follows:

Technology and development	$10.4	$18.2	$23.2	$9.9	$17.3
Marketing and advertising	6.1	6.1	8.1	3.5	3.2
Customer care	0.8	2.9	3.9	1.4	1.6
General and administrative	12.8	13.2	21.6	8.0	13.3

(2)	Amounts for periods prior to our IPO have been retrospectively adjusted to give effect to the pre-IPO organizational transactions described in Note 5 to our audited consolidated financial statements for the year ended December 31, 2016, incorporated by reference in this prospectus supplement. The prior period amounts do not consider the 26,000 shares of Class A common stock sold in our IPO. See Note 14 to our audited consolidated financial statements for the year ended December 31, 2016, incorporated by reference in this prospectus supplement.

	December 31, 2016	June 30, 2017
		(unaudited)
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$566.1	$578.8
Prepaid domain name registry fees	479.1	543.7
Property and equipment, net	231.0	297.0
Total assets	3,786.9	6,253.9
Deferred revenue	1,576.2	1,801.3
Total debt(1)	1,072.5	3,065.3
Total liabilities	3,072.7	5,758.9

(1)	Total debt includes long-term debt, unamortized original issue discounts and unamortized debt issuance costs.

Key Metrics

In addition to our results determined in accordance with GAAP, we believe the operating metrics below are useful as supplements in evaluating our ongoing operational performance and help provide an enhanced understanding of our business.

	Year Ended December 31,			Six Months Ended June 30,
	2014	2015	2016	2016	2017
	(unaudited; in millions, except customers in thousands and ARPU)
Total bookings	$1,675.2	$1,914.2	$2,155.5	$1,096.4	$1,292.3
Total customers at period end	12,709	13,774	14,740	14,327	16,878
Average revenue per user (ARPU)	$114	$121	$130	$125	$129

Total bookings. Total bookings represents cash receipts from the sale of products to customers in a given period adjusted for products where we recognize revenue on a net basis and without giving effect to certain adjustments, primarily net refunds granted in the period. Total bookings provides valuable insight into the sales of our products and the performance of our business since we typically collect payment at the time of sale and recognize revenue ratably over the term of our customer contracts. We report total bookings without giving effect to refunds granted in the period because refunds often occur in periods different from the period of sale for reasons unrelated to the marketing efforts leading to the initial sale. Accordingly, by excluding net refunds, we believe total bookings reflects the effectiveness of our sales efforts in a given period.

Total customers. We define a customer as an individual or entity, as of the end of a period, having an account with one or more paid product subscriptions. A single user may be counted as a customer more than once if the user maintains paid subscriptions in multiple accounts. Total customers is an indicator of the scale of our business and is a critical factor in our ability to increase our revenue base.

Average revenue per user (ARPU). We calculate ARPU as total revenue during the preceding 12 month period divided by the average of the number of total customers at the beginning and end of the period. ARPU provides insight into our ability to sell additional products to customers, though the impact to date has been muted due to our continued growth in total customers.

Reconciliation of Total Bookings

The following table reconciles total bookings to total revenue, its most directly comparable GAAP financial measure.

	Year Ended December 31,			Six Months Ended June 30,
	2014	2015	2016	2016	2017
	(unaudited; in millions)
Total bookings:
Total revenue	$1,387.3	$1,607.3	$1,847.9	$889.9	$1,047.5
Change in deferred revenue(1)	166.4	165.9	163.5	131.0	159.8
Net refunds	116.2	137.8	141.9	73.4	81.7
Other	5.3	3.2	2.2	2.1	3.3

Total bookings	$1,675.2	$1,914.2	$2,155.5	$1,096.4	$1,292.3

(1)	Change in deferred revenue also includes the impact of realized gains or losses from the hedging of bookings in foreign currencies.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the information contained in this prospectus supplement and the accompanying prospectus before making an investment in our Class A common stock. In addition, you should read and consider the risk factors included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our Current Report on Form 8-K filed on May 3, 2017. See “Where You Can Find More Information; Incorporation of Certain Documents by Reference.” If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our Class A common stock could decline and you could lose part or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the sections entitled “Prospectus Supplement Summary” and “Risk Factors,” the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act of 1934, as amended, or the Exchange Act, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “will,” “would,” “could,” “can,” “may,” and similar terms or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements in this document relate to, among other things:

•	our ability to continue to add new customers and increase sales to our existing customers;

•	our ability to develop new solutions and bring them to market in a timely manner;

•	our ability to timely and effectively scale and adapt our existing solutions, including GoCentral;

•	our dependence on establishing and maintaining a strong brand;

•	the occurrence of service interruptions and security or privacy breaches;

•	system failures or capacity constraints;

•	the rate of growth of, and anticipated trends and challenges in, our business and in the market for our products;

•	our future financial performance, including our expectations regarding our revenue, bookings, cost of revenue, operating expenses, including changes in technology and development, marketing and advertising, general and administrative and Customer Care expenses, and our ability to achieve and maintain future profitability;

•	our ability to continue efficiently acquiring customers, maintaining our high customer retention rates and maintaining the level of our customers’ lifetime spend;

•	our ability to provide high quality Customer Care;

•	the effects of increased competition in our markets and our ability to compete effectively;

•	our ability to grow internationally;

•	the impact of fluctuations in foreign currency exchange rates on our business and our ability to effectively manage the exposure to such fluctuations;

•	our ability to effectively manage our growth and associated investments;

•	our ability to integrate recent or potential future acquisitions, including our recent acquisition of HEG and to deliver a broader range of cloud-based products built on a single global technology platform;

•	the expected financial impact of our sale of PlusServer GmbH and repayment of the related bridge loan;

•	our ability to maintain our relationships with our partners;

•	adverse consequences of our substantial level of indebtedness and our ability to repay our debt;

•	our ability to maintain, protect and enhance our intellectual property;

•	our ability to maintain or improve our market share;

•	sufficiency of cash and cash equivalents to meet our needs for at least the next 12 months;

•	beliefs and objectives for future operations;

•	our ability to stay in compliance with laws and regulations currently applicable to or which may become applicable to, our business both in the United States and internationally;

•	economic and industry trends or trend analysis;

•	the attraction and retention of qualified employees and key personnel;

•	the amount and timing of any payments we make under TRAs or for tax distributions; and

•	the future trading prices of our Class A common stock;

as well as other statements regarding our future operations, financial condition and prospects and business strategies.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, operating results, cash flows or prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus to reflect events or circumstances after the date of this prospectus supplement or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find Additional Information.”

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $2.2 million after deducting the underwriting discounts and commissions. We anticipate that the net proceeds from the sale of shares of common stock by us will be used to pay the transaction expenses incurred by us in connection with this offering and any remaining proceeds will be used for general corporate purposes.

We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Our Class A common stock has been listed on the NYSE under the symbol “GDDY” since April 1, 2015. Prior to that date, there was no public trading market for our Class A common stock. The following table sets forth the high and low intraday trading price per share of our Class A common stock as reported on the NYSE for the periods indicated:

	High	Low
2015
Second Quarter	$33.00	$24.15
Third Quarter	$29.84	$21.04
Fourth Quarter	$35.35	$24.41
2016
First Quarter	$33.23	$23.88
Second Quarter	$33.58	$28.11
Third Quarter	$35.53	$28.13
Fourth Quarter	$37.40	$31.63
2017
First Quarter	$38.00	$34.40
Second Quarter	$44.22	$36.02
Third Quarter (through September 5, 2017)	$45.33	$40.78

On September 5, 2017, the last reported sale price of our Class A common stock on the NYSE was $45.18 per share. As of September 5, 2017, there were approximately 16 holders of record of our Class A common stock.

DIVIDEND POLICY

We do not intend to pay dividends on our Class A common stock in the foreseeable future. GoDaddy Inc. is a holding company, and either directly or through its wholly owned subsidiary GD Subsidiary Inc., its principal asset is a controlling equity interest in Desert Newco. If, however, GoDaddy Inc. decides to pay a dividend in the future, it would need to cause Desert Newco to make distributions to GoDaddy Inc. in an amount sufficient to cover such dividend. If Desert Newco makes such distributions to GoDaddy Inc., the other holders of LLC Units will be entitled to receive pro rata distributions.

Our ability to pay dividends on our Class A common stock is limited by the covenants of our indebtedness and may be further restricted by the terms of any future debt or preferred securities incurred or issued by us or our subsidiaries. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. In addition, Desert Newco is generally prohibited under Delaware law from making a distribution to unit holders (including us) to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Desert Newco (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Desert Newco are generally subject to similar legal limitations on their ability to make distributions to Desert Newco.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2017 on an actual basis and on a pro forma as adjusted basis to give effect to (i) this offering; (ii) the completion of our sale of PlusServer on August 31, 2017 for €385 million and (iii) the repayment of €500 million on the bridge loan borrowed in connection with the HEG acquisition.

This table should be read in conjunction with “Our Organizational Structure” included elsewhere in this prospectus supplement, “Description of Capital Stock” in the accompanying prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our unaudited condensed consolidated financial statements and related notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 incorporated by reference in this prospectus supplement.

	June 30, 2017
	Actual	Pro Forma As Adjusted(1)(2)
	(unaudited in millions, except share amounts in thousands and per share amounts)
Cash and cash equivalents(3)	$578.8	$407.8

Long-term debt, including current portion	$2,999.9	$2,435.9
Stockholders’ equity:
Preferred stock, $0.001 par value—50,000 shares authorized; none outstanding	—	—
Class A common stock, $0.001 par value—1,000,000 shares authorized, 110,751 shares outstanding and 124,575 shares outstanding on a pro forma basis	0.1	0.1
Class B common stock, $0.001 par value—500,000 shares authorized, 53,994 shares outstanding and 40,220 shares outstanding on a pro forma basis	0.1	—
Additional paid-in capital(3)	435.3	444.9
Accumulated other comprehensive loss	(27.3)	(27.3)
Accumulated deficit	(22.8)	(22.8)

Total stockholders’ equity attributable to GoDaddy Inc.	385.4	394.9
Non-controlling interests(4)	109.6	100.3

Total stockholders’ equity	$495.0	$495.2

Total capitalization	$3,494.9	$2,931.1

(1)	Amounts do not include the TRA liability we will record during the three months ending September 30, 2017 related to the LLC Unit exchanges made in connection with this offering. We estimate the increase to the TRA liability following these exchanges to be a maximum of $471 million, which will be recorded as a reduction of additional paid-in capital and will not have an impact on our consolidated statements of operations for the three and nine months ended September 30, 2017. The TRA liability we will record is subject to change depending on any limitations on our utilization of the tax attributes we receive from the LLC Unit exchanges associated with this offering. For a discussion of the TRAs we are party to, please refer to the “Risk Factors” section in our Current Report on Form 8-K filed on May 3, 2017 and the “Liquidity and Capital Resources” section and Notes 2 and 13 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016; each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.
(2)	Amounts do not include loss on debt extinguishment of approximately $5.1 million that we expect to recognize in the third quarter of 2017 due to the repayment of the bridge loan, which represents the estimated remaining unamortized original issue discount and debt issuance costs on this loan.
(3)	We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders. Pro forma cash and cash equivalents reflects the sale by us of 50,000 shares of Class A common stock pursuant to this offering at the public offering price of $44.00 per share, after deducting underwriting discounts and commissions and the payment of estimated offering expenses of $2.0 million payable by us.
(4)	Pro forma non-controlling interests gives effect to the LLC Unit exchanges made in connection with this offering and assumes the same selling stockholders and number of shares sold as used to calculate the maximum TRA liability described in (1) above.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our Class A common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. We have not sought and will not seek any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary applies only to Class A common stock acquired in this offering. It does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address the potential application of the tax on net investment income or any tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	qualified foreign pension funds;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our Class A common stock as a position in a “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our Class A common stock as a capital asset within the meaning of Code Section 1221;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code; or

•	persons who hold or receive our Class A common stock pursuant to the exercise of options or otherwise as compensation.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Class A common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Class A common stock arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, except as modified for estate tax purposes, you are a non-U.S. holder if you are a beneficial owner of shares of our Class A common stock other than a partnership or other entity classified as a partnership for U.S. federal income tax purposes, or:

•	an individual citizen or resident of the United States (for U.S. federal income tax purposes);

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof or entity treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

Distributions

We do not plan to make any distributions on our Class A common stock. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock.

Subject to the discussion below on effectively connected income, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, including a U.S. taxpayer identification number, if required, certifying qualification for the reduced rate. A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which may then be required to provide certification to the relevant paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable tax treaty, that are attributable to a permanent establishment maintained by you in the U.S.), are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, generally are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Our Class A Common Stock

Subject to discussions below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

•	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•	our Class A common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five year period preceding your disposition of, or your holding period for, our Class A common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, such Class A common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of such regularly traded Class A common stock at any time during the shorter of the five year period preceding your disposition of, or your holding period for, our Class A common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay U.S. federal income tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% U.S. federal income tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S.-source capital losses for the year. You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our Class A common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our Class A common stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on a Form W-8BEN, IRS

Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (FATCA)

Provisions commonly referred to as “FATCA” impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a disposition of our Class A common stock to a “foreign financial institution” (as specifically defined under the FATCA rules) unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. A U.S. federal withholding tax of 30% generally applies to dividends on and the gross proceeds from a disposition of our Class A common stock to a “non-financial foreign entity” (as specifically defined under the FATCA rules) unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity or otherwise establishes an exception. The withholding provisions described above generally apply to payments of dividends on our Class A common stock and, under current transition rules, are expected to apply to payments of gross proceeds from a sale or other disposition of such Class A common stock on or after January 1, 2019. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. You should consult your tax advisors regarding these withholding provisions.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Class A common stock, including the consequences of any proposed change in applicable laws.

SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our Class A common stock as of the date of this prospectus supplement by each selling stockholder.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including those shares of our Class A common stock issuable upon exchange of LLC Units (together with corresponding shares of our Class B common stock) on a one-for-one basis, subject to the terms of our exchange agreement. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the entity named in the table below has sole voting and investment power with respect to all shares of common stock that the entity beneficially owns.

The table below is based on 110,750,945 shares of our Class A common stock outstanding (or 164,744,507 shares outstanding, assuming exchange of all outstanding LLC Units (together with corresponding shares of our Class B common stock)) as of June 30, 2017. The number of shares of our Class A common stock and percentage of beneficial ownership after the offering set forth below are based on shares of our Class A common stock outstanding immediately after the offering and gives effect to the sale by us of 50,000 shares of our Class A common stock, the sale by the selling stockholders of 20,000,000 shares of our Class A common stock and includes shares of our Class A common stock issuable upon exchange of LLC Units (together with the corresponding shares of our Class B common stock) on a one-for-one basis.

	Class A Common Stock Beneficially Owned Prior to the Offering		Class A Common Stock Being Offered	Class A Common Stock Beneficially Owned After the Offering
Name of Selling Stockholder	Number	%		Number	%
Entities Affiliated with KKR(1)	21,678,180	13.2%	5,809,272	15,868,908	9.6%
Entities Affiliated with Silver Lake(2)	21,678,180	13.2%	5,773,272	15,904,908	9.7%
Entities Affiliated with TCV(3)	9,702,740	5.9%	2,600,118	7,102,622	4.3%
YAM Special Holdings, Inc.(4)	21,708,280	13.2%	5,817,338	15,890,942	9.6%

(1)	Consists of (i) 6,971,269 shares of Class A common stock held by KKR 2006 GDG Blocker L.P. (“KKR 2006 GDG”); (ii) 3,304,998 shares of Class A common stock held by GDG Co-Invest Blocker L.P. (“GDG Co-Invest”); (iii) 374,147 shares of Class A common stock and 9,684,168 shares of Class B common stock and corresponding Units of Desert Newco held by KKR 2006 Fund (GDG) L.P. (“KKR 2006 Fund”); (iv) 36,864 shares of Class A common stock and 1,065,919 shares of Class B common stock and corresponding LLC Units of Desert Newco held by KKR Partners III, L.P. (“KKR Partners III”); (v) 8,050 shares of Class A common stock and 232,765 shares of Class B common stock and corresponding LLC Units of Desert Newco held by OPERF Co-Investment LLC (“OPERF”).

Each of KKR Associates 2006 AIV L.P., or KKR Associates 2006, (as the general partner of KKR 2006 Fund); GDG Co-Invest GP LLC (as the general partner of GDG Co-Invest); KKR 2006 AIV GP LLC (as the general partner of each of KKR Associates 2006 and KKR 2006 GDG and as the sole member of GDG Co-Invest GP LLC); KKR Management Holdings L.P. (as the designated member of KKR 2006 AIV GP LLC); KKR Management Holdings Corp. (as the general partner of KKR Management Holdings L.P.); KKR III GP LLC (as the sole general partner of KKR Partners III); KKR Associates 2006 L.P. (as the manager of OPERF); KKR 2006 GP LLC (as the general partner of KKR Associates 2006 L.P.); KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as the sole shareholder of KKR Fund Holdings GP Limited, a general partner of KKR Fund Holdings L.P. and sole shareholder of KKR Management Holdings Corp.); KKR Group Limited (as the general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited); KKR Management LLC (as the general partner of KKR & Co. L.P.); and Messrs. Henry R. Kravis and George R. Roberts (as the designated members of KKR Management LLC and the managers of KKR III GP LLC) may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in the paragraph above in this footnote. The address of each of the entities and persons identified in this and the paragraph above, except Mr. Roberts, is c/o Kohlberg Kravis

Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY, 10019. The address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(2)	Consists of (i) 9,754,813 shares of Class A common stock held by SLP III Kingdom Feeder I, L.P. (“SLKF I”); and (ii) 11,923,367 shares of Class B common stock and corresponding LLC Units of Desert Newco held by SLP GD Investors, L.L.C. (“SLP GD”).

Each of Silver Lake Partners III DE (AIV IV), L.P. (“SLP III DE”), as the managing member of SLP GD; Silver Lake Technology Associates III, L.P. (“SLTA III”), as the general partner of SLKF I and SLP III DE; SLTA III (GP), LLC (“SLTA GP”), as the general partner of SLTA III; Silver Lake Group, LLC (“SLG”), as the managing member of SLTA GP; and each of Michael Bingle, James Davidson, Egon Durban, Kenneth Hao and Greg Mondre as the managing members of SLG, may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in the paragraph above in this footnote. The address for each of SLKF I, SLP GD, SLP III DE, SLTA III, SLTA GP, SLG and Messrs. Davidson, Durban and Hao is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025. The address for Messrs. Bingle and Mondre is c/o Silver Lake, 9 West 57th Street, 32nd Floor, New York, NY 10019.

(3)	Consists of (i) 6,350,006 shares of Class B common stock and corresponding LLC Units of Desert Newco held by TCV VII, L.P. (“TCV VII”); (ii) 3,297,707 shares of Class A common stock held by TCV VII (A), L.P. (“TCV VII(A)”); and (iii) 55,027 shares of Class B common stock and corresponding LLC Units of Desert Newco held by TCV Member Fund, L.P. (“Member Fund”).

Each of Technology Crossover Management VII, Ltd., or Management VII, (as the ultimate general partner of TCV VII and TCV VII(A) and a general partner of Member Fund); Technology Crossover Management VII, L.P. (as the direct general partner of TCV VII and TCV VII(A)); and an investment committee of Management VII, made up of Jay C. Hoag, Richard H. Kimball, John L. Drew, Jon Q. Reynolds, Jr., Christopher P. Marshall, Timothy P. McAdam, John C. Rosenberg, Robert W. Trudeau and David L. Yuan, may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in the paragraph above in this footnote. The address of each of the entities and persons identified in this and the paragraph above is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.

(4)	Consists of 21,708,280 shares of Class B common stock and corresponding LLC Units of Desert Newco held by YAM Special Holdings, Inc. (“YAM”). Robert Ralph Trust dtd 12/2/11 is the sole stockholder of YAM. Bob Parsons, the trustee of Robert Ralph Trust dtd 12/2/11, is deemed to have beneficial ownership and voting and investment power over the shares held by YAM. The address for YAM Special Holdings, Inc. is 15475 N. 84th Street, Scottsdale, Arizona 85260.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	10,025,000
Goldman Sachs & Co. LLC	10,025,000

Total	20,050,000

The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus supplement if any such shares are taken.

The underwriters initially propose to offer the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the underwriters. Sales of Class A common stock made outside of the United States may be made by affiliates of the underwriters.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders.

	Per Share	Total
Public offering price	$44.00	$882,200,000
Underwriting discounts and commissions to be paid by:
Us	$0.29	$14,500
The selling stockholders	$0.29	$5,800,000
Proceeds, before expenses, to us	$43.71	$2,185,500
Proceeds, before expenses, to selling stockholders	$43.71	$874,200,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $2.0 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority.

Our Class A common stock is listed on the NYSE under the symbol “GDDY.”

We, each of our executive officers and directors, KKR, Silver Lake, TCV and YAM have entered into lock-up agreements with the underwriters under which they have agreed that, without the prior written consent of the underwriters, we and they will not, during the period ending (and including) 60 days (the “restricted period”) after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any other securities convertible into or exercisable or exchangeable for our common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities; or

•	in our case, file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock;

whether any such transaction above is to be settled by delivery of our common stock or other securities, in cash or otherwise. In addition, we and each such person have agreed that, without the prior written consent of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The lock-up agreements are subject to certain exceptions, including for:

(i)	charitable gifts by certain of our stockholders of up to 0.5% of the common stock beneficially owned by the party to the lock-up agreement and its affiliates;

(ii)	transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our securities involving a “change in control” occurring after this offering that has been approved by our board of directors;

(iii)	the establishment or amendment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of shares of common stock during the restricted period and to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment or amendment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of common stock may be made under such plan during the restricted period;

(iv)	transfers of our securities pursuant to a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act prior to the date of the lock-up agreement, provided that any filing required under the Exchange Act that is made in connection with any such sales during the restricted period shall state that such sales have been executed under a trading plan pursuant to Rule 10b5-1 under the Exchange Act and shall also state the date such trading plan was adopted;

(v)	the sale on behalf of certain of our executive officers of such number of shares of our common stock solely necessary to raise funds to satisfy our income and payroll tax withholding obligations in connection with the settlement or vesting of RSUs held by such executive officers that are outstanding as of the date hereof, provided that any public report or filing required to be made under the Exchange Act shall include a statement that such transfer was solely pursuant to these circumstances, no other shares of our common stock were sold and that the other shares of our common stock (or other securities convertible into or exercisable or exchangeable for our common stock) held by such executive officers are subject to a lock-up agreement, and provided further that no other public announcement shall be required or shall be voluntarily made in connection with such transfer;

(vi)	the exchange of LLC Units (or securities convertible into or exercisable or exchangeable for LLC Units) and a corresponding number of shares of Class B common stock for shares of Class A common stock (or securities convertible into or exercisable or exchangeable for Class A common stock) pursuant to the Exchange Agreement, provided that (1) such shares of Class A common stock and other securities remain subject to the terms of this letter agreement and (2) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the exchange, such announcement or filing shall include a statement that such exchange occurred pursuant to the Exchange Agreement and the shares of Class A common stock or other securities received upon exchange are subject to a lock-up agreement;

(vii)

the sale or issuance of securities by us in connection with one or more acquisitions or other similar strategic transactions provided that the aggregate amount of securities sold or issued shall not exceed

5% of the total number of shares of Class A common stock issued and outstanding immediately following the completion of the transactions contemplated by the underwriting agreement determined on a fully-diluted basis and assuming that all outstanding membership interests in Desert Newco that are exchangeable for shares of Class A Common Stock are so exchanged and further provided that the recipient of the securities enters into a lock-up agreement with the underwriters for the remainder of the restricted period; and

(viii)	the sale of up to 2,500 shares by a certain executive officer of the Company.

The underwriters, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriters can close out a short sale by purchasing shares in the open market. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares of Class A common stock for sale to their online brokerage account holders. Allocations for internet distributions will be made to underwriters on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of Class A common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia for a period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The shares of our Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of shares of our Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Chile

The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of Class A common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

European Economic Area

In relation to each member state of the European Economic Area (each, a “Member State”), no offer of any shares of our Class A common stock which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our Class A common stock referred to in (a) to (c) above shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares of our Class A common stock is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and us that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of our Class A common stock acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

We, the underwriters and our and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of shares of our Class A common stock in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the representatives have authorized, nor do they authorize, the making of any offer of shares of our Class A common stock in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression “offer of shares of our Class A common stock to the public” in relation to any shares of our Class A common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out in this section.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

In the State of Israel, the shares of our Class A common stock offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j)	an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 50 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Japan

The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

New Zealand

This prospectus has not been registered with the office of the Registrar of Companies in New Zealand and is not a registered prospectus or investment statement for the purposes of New Zealand law.

The provision of this prospectus supplement to any person in New Zealand does not constitute an offer of the shares of our Class A common stock to that person or an invitation to that person to subscribe for the shares of our Class A common stock other than (i) to any or all of the following persons only (A) to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money, and/or (B) persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares of our Class A common stock, and/or (C) any other person who in all the circumstances can properly be regarded as having been selected other than as members of the public; or (ii) to eligible persons only in accordance with section 5(2CB) of the Securities Act 1978 (New Zealand).

No investor shall subscribe for, offer, sell or deliver any shares of our Class A common stock or distribute this prospectus or any advertisement relating to the shares of our Class A common stock in breach of the Securities Act 1978 and, in particular, no investor shall offer for sale shares of our Class A common stock to any member of the public in New Zealand in breach of the Securities Act 1978. By subscribing for the shares of our

Class A common stock, each investor: (a) warrants it is a person described in paragraph (i) or (ii) above and (b) undertakes to comply with the above selling restrictions.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the shares of Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and any offers of shares of Class A common stock have not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or

CISA. The investor protection afforded to acquirers of w interests in collective investment schemes under the CISA does not extend to acquirers of shares.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus supplement will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California. Certain members of, and investment partnerships composed of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, P.C. own less than 0.1% of the outstanding LLC Units as of June 30, 2017, that may be exchanged for shares of our Class A common stock pursuant to the Exchange Agreement described in “Description of Capital Stock—Exchange Agreement” in the accompanying prospectus.

EXPERTS

The consolidated financial statements of GoDaddy Inc. appearing in GoDaddy Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016 and the effectiveness of GoDaddy Inc.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Host Europe Holdings Limited as of December 31, 2014, 2015 and 2016 and for the years then ended included in the Current Report on Form 8-K/A of GoDaddy Inc., filed on May 3, 2017 and incorporated herein by reference have been audited by Deloitte LLP, independent auditors, as set forth in their report (which report expresses an unmodified opinion thereon and includes an emphasis-of-matter paragraph relating to the restatement of comparative information for 2015 and 2014) thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Information Incorporated by Reference” are also available on our corporate website, www.godaddy.com. We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits on such form that are related to such items):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 28, 2017;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017 and for the quarter ended June 30, 2017, filed with the SEC on May 8, 2017 and August 9, 2017, respectively;

•	information in our definitive proxy statement on Schedule 14A, filed with the SEC on April 25, 2017, as supplemented by the Supplement to Proxy Statement for the 2017 Annual Meeting of Stockholders filed with the SEC on May 10, 2017 solely to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Current Reports on Form 8-K and 8-K/A, filed with the SEC on February 9, 2017, February 16, 2017, April 4, 2017, as amended on May 3, 2017, May 3, 2017, May 10, 2017, May 26, 2017, June 9, 2017, July 18, 2017, August 22, 2017 (with respect to information filed pursuant to Item 5.02 only), September 1, 2017 and September 5, 2017; and

•	the description of our common stock contained in our Registration Statement on Form 8-A relating thereto, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement additional documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits on such form that are related to such items) that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering of the common stock described in this prospectus supplement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus supplement are deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

We, the selling stockholders and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement or the date of the documents incorporated by reference in this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus supplement.

Requests for such documents should be directed to:

GoDaddy Inc.

14455 N. Hayden Road

Scottsdale, Arizona 85260

Attention: General Counsel

(480) 505-8800

You may also access the documents incorporated by reference in this prospectus supplement through our corporate website at www.godaddy.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus supplement, the accompanying prospectus or the registration statement of which it forms a part.

Prospectus

GoDaddy Inc.

Class A Common Stock

We or any selling stockholders may, in one or more offerings, offer and sell Class A common stock of GoDaddy Inc. We will provide the specific terms of any offering and the offered securities in supplements to this prospectus.

We or any selling stockholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of the shares of Class A common stock and the general manner in which we or any selling stockholders will offer the shares of Class A common stock. If necessary, the specific terms of any shares of Class A common stock we or any selling stockholders offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we or any selling stockholders will offer the shares of Class A common stock. The names of any underwriters and the identities of any selling stockholders will be stated in a supplement to this prospectus. Any selling stockholder that is an affiliate of us may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and, as a result, may be deemed to be offering securities, indirectly, on our behalf. We will not receive any of the proceeds from the sale of shares of Class A common stock by any selling stockholder. Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “GDDY.” The last reported sale price of our Class A common stock on the NYSE on April 4, 2016 was $32.46 per share.

Investing in these securities involves certain risks. See “Risk Factors” included in or incorporated by reference into any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 5, 2016

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we or any selling stockholders may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we or any selling stockholders may offer. Each time we or any selling stockholder sells securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless expressly indicated or the context suggests otherwise, references in this prospectus to (i) “GoDaddy,” the “Company,” “we,” “us” and “our” refer to GoDaddy Inc. and its consolidated subsidiaries, including Desert Newco, LLC, and (ii) “Desert Newco” refers to Desert Newco, LLC. We refer to Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”), Silver Lake Partners (together with its affiliates, “Silver Lake”) and Technology Crossover Ventures (together with its affiliates, “TCV”) collectively as the Sponsors. We refer to YAM Special Holdings, Inc. (formerly The Go Daddy Group, Inc.) as “YAM.” We refer to Robert R. Parsons, the sole owner of YAM, our founder and a member of our board of directors, as “Bob Parsons.” In December 2011, certain investors acquired a controlling interest in Desert Newco, which we refer to herein as the “Merger.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K), until the offering of the securities under the registration statement is terminated or completed:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on March 3, 2016 and amended by Amendment No. 1 on Form 10-K/A filed on April 5, 2016;

•	Our Current Report on Form 8-K filed on March 10, 2016; and

•	The description of our common stock contained in our Registration Statement on Form 8-A relating thereto, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

GoDaddy Inc.

14455 N. Hayden Road

Scottsdale, Arizona 85260

Attention: General Counsel

(480) 505-8800

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any free writing prospectus and the documents we incorporate by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement not directly relating to any historical or current fact. Forward-looking statements also can be identified by words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “will,” “would,” “could,” “can,” “may,” and similar terms. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements. Forward-looking statements in this document relate to, among other things:

•	our ability to continue to add new customers and increase sales to our existing customers;

•	our ability to develop new solutions and bring them to market in a timely manner;

•	our ability to timely and effectively scale and adapt our existing solutions;

•	our dependence on establishing and maintaining a strong brand;

•	the occurrence of service interruptions and security or privacy breaches;

•	system failures or capacity constraints;

•	the rate of growth of, and anticipated trends and challenges in, our business and in the market for our products;

•	our future financial performance, including our expectations regarding our revenue, cost of revenue, operating expenses, including changes in technology and development, marketing and advertising, general and administrative and Customer Care expenses, and our ability to achieve and maintain future profitability;

•	our ability to continue efficiently acquiring customers, maintaining our high customer retention rates and maintaining the level of our customers’ lifetime spend;

•	our ability to provide high quality Customer Care;

•	the effects of increased competition in our markets and our ability to compete effectively;

•	our ability to expand internationally;

•	the impact of fluctuations in foreign currency exchange rates on our business and our ability to effectively manage the exposure to such fluctuations;

•	our ability to effectively manage our growth and associated investments;

•	our ability to integrate recent or potential future acquisitions;

•	our ability to maintain our relationships with our partners;

•	adverse consequences of our substantial level of indebtedness;

•	our ability to maintain, protect and enhance our intellectual property;

•	our ability to maintain or improve our market share;

•	sufficiency of cash and cash equivalents to meet our needs for at least the next 12 months;

•	beliefs and objectives for future operations;

•	our ability to stay in compliance with laws and regulations that currently apply or may become applicable to our business both in the United States and internationally;

•	economic and industry trends or trend analysis;

•	the attraction and retention of qualified employees and key personnel;

•	the amount and timing of any payments we make under Desert Newco’s limited liability company agreement and the tax receivable agreements, or TRAs, to which we are a party; and

•	the future trading prices of our Class A common stock.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein. Moreover, we operate in very competitive and rapidly changing environments, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we, nor any other person, assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to publicly update any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

ABOUT GODADDY

Our customers have bold aspirations—the drive to be their own boss, write their own story and take a leap of faith to pursue their dreams. Launching that brewery, running that wedding planning service, organizing that fundraiser, expanding that web-design business or whatever sparks their passion. We are inspired by our customers and are dedicated to helping them turn their powerful ideas into meaningful action. Our vision is to radically shift the global economy toward small business by empowering passionate individuals to easily start, confidently grow and successfully run their own ventures.

Our customers are people and organizations with vibrant ideas—businesses, both large and small, entrepreneurs, universities, charities and hobbyists. They are defined by their guts, grit and determination to transform their ideas into something meaningful. They wear many hats and juggle many responsibilities, and they need to make the most of their time. Our customers need help navigating today’s dynamic Internet environment and want the benefits of the latest technology to help them succeed. Since our founding in 1997, we have been a trusted partner and champion for organizations of all sizes in their quest to build successful online ventures.

We are a leading technology provider to small businesses, web design professionals and individuals, delivering simple, easy to use cloud-based products and outcome-driven, personalized Customer Care. We operate the world’s largest domain marketplace, where our customers can find that unique piece of digital real estate perfectly matching their idea. We provide website building, hosting and security tools to help customers easily construct and protect their online presence. As our customers grow, we provide applications and access to relevant third party products helping them connect to their customers, manage and grow their businesses and get found online.

Our customers need help navigating today’s dynamic Internet environment and want the benefits of the latest technology to help them succeed. The increase in broadband penetration, mobile device usage and the need for presence across search engines, content destinations, listings and e-commerce sites, and social media channels create both opportunities and challenges for them. We offer products and solutions to help our customers tackle this rapidly changing technology landscape. We develop the majority of our products internally and believe our solutions are among the best in the industry in terms of comprehensiveness, performance, functionality and ease of use.

Often technology companies force their customers to choose between technology and support, delivering one but not the other. At GoDaddy, we don’t believe our customers should have to choose and strive to deliver both great technology and great support to our customers. We believe engaging with our customers in a proactive, consultative way helps them knock down the technology hurdles they face. And, through the thousands of conversations we have with our customers every day, we receive valuable feedback enabling us to continually evolve our products and solutions.

Our people and unique culture have been integral to our success. We live by the same principles that enable new ventures to survive and thrive: hard work, perseverance, conviction, an obsession with customer satisfaction and a belief that no one can do it better. We take responsibility for driving successful outcomes and are accountable to our customers, which we believe has been a key factor in enabling our rapid customer and revenue growth. We believe we have one of the most recognized brands in technology.

Corporate Information

We were incorporated in Delaware on May 28, 2014. Our principal executive offices are located at 14455 N. Hayden Road, Scottsdale, Arizona 85260 and our telephone number is (480) 505-8800. Our website is www.godaddy.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Our Organizational Structure

In connection with the completion of our IPO, we completed a series of organizational transactions, or the Reorganization Transactions, pursuant to a reorganization agreement dated as of March 31, 2015 by and among us, Desert Newco and certain other parties, including:

•	the amendment and restatement of Desert Newco’s limited liability company agreement, or the Newco LLC Agreement, to, among other things, appoint us as sole managing member and reclassify all of the limited liability company units of Desert Newco, or the LLC Units, as non-voting units;

•	the issuance of shares of Class B common stock to each of Desert Newco’s pre-IPO owners, or the Continuing LLC Owners, on a one-to-one basis with the number of LLC Units owned; and

•	the acquisition, by merger, of four members of Desert Newco, or the Reorganization Parties, for which we issued shares of Class A common stock as consideration, or the Investor Corp Mergers.

We are the sole managing member of Desert Newco. As its sole managing member, we operate and control the business and affairs of Desert Newco and its subsidiaries. Although we have a minority economic interest, we have sole voting power in, and control the management of, Desert Newco. As a result, we consolidate Desert Newco’s financial results and report a non-controlling interest related to the portion of Desert Newco not owned by us. As of December 31, 2015, we owned approximately 43% of Desert Newco. The diagram below depicts our organizational structure.

RISK FACTORS

You should consider the specific risks described in our most recent Annual Report on Form 10-K filed with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. See “Where You Can Find More Information; Incorporation of Certain Documents by Reference.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. When we or any selling stockholders offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the applicable prospectus supplement. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any applicable prospectus supplement or free writing prospectus will be used for working capital and general corporate purposes. Our intended uses for general corporate purposes may include working capital, sales and marketing activities, solution and platform development, general and administrative matters and capital expenditures, although we do not currently have any specific or preliminary plans with respect to the use of proceeds for such purposes. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest proceeds in short term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that purpose in the applicable prospectus supplement and/or free writing prospectus.

We will not receive any of the proceeds from any sale of securities by any selling stockholders.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, our amended and restated certificate of incorporation as amended to date (the “amended and restated certificate of incorporation”), our amended and restated bylaws as amended to date (the “amended and restated bylaws”) and applicable provisions of Delaware corporate law. This summary is not complete. You should read our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, $0.001 par value per share, 500,000,000 shares of Class B common stock, $0.001 par value per share, and 50,000,000 shares of undesignated preferred stock, $0.001 par value per share. As of March 18, 2016, there were 68,230,609 shares of our Class A common stock outstanding, 89,807,354 shares of our Class B common stock outstanding and no shares of our preferred stock outstanding. Our board of directors is authorized, without stockholder approval except as required by the listing standards of the New York Stock Exchange, to issue additional shares of our capital stock.

Common Stock

We have two classes of common stock: Class A and Class B, each of which has one vote per share. The Class A and Class B common stock generally vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by applicable law.

Class A Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See “Dividend Policy” for more information.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

No Preemptive or Similar Rights

Our Class A common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Class B Common Stock

Dividend Rights

Holders of our Class B common stock do not have any rights to receive dividends.

Voting Rights

Holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. In connection with our IPO, shares of Class B common stock were issued to our Continuing LLC Owners who held voting units before the Reorganization Transactions and were members of Desert Newco upon completion of the Reorganization Transactions (such Continuing LLC Owners are affiliates of KKR, Silver Lake, TCV and Bob Parsons, among others). Accordingly, such Continuing LLC Owners, by virtue of their Class B common stock, collectively have a number of votes in GoDaddy Inc. that is equal to the aggregate number of LLC Units that they hold. When a LLC Unit is exchanged by a Continuing LLC owner, a corresponding share of Class B common stock held by the exchanging owner is also exchanged and will be cancelled.

No Preemptive or Similar Rights

Our Class B common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Holders of our Class B common stock do not have any rights to receive a distribution upon a liquidation, dissolution or winding-up.

Conversion and Transferability

Shares of Class B common stock are not transferable except together with an equal number of LLC Units.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A and Class B common stock. We have no current plan to issue any shares of preferred stock.

Equity Awards

As of March 18, 2016 we had outstanding options to purchase an aggregate of 27,924,285 shares of our Class A common stock, with a weighted-average exercise price of $11.07 per share, and 1,653,281 shares of our Class A common stock issuable upon the vesting of RSUs.

Warrants

As of March 18, 2016, we had outstanding warrants to purchase up to 3,483 shares of our Class A common stock at an exercise price of $7.44 per share, which were issued in connection with an acquisition by Desert Newco. In addition, each warrant has a net exercise provision pursuant to which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our Class A common stock, as applicable, at the time of exercise of the warrant after deduction of the aggregate exercise price.

Stockholder Agreement

In connection with our IPO, we entered into a stockholder agreement with Desert Newco and affiliates of each of KKR, Silver Lake, TCV and Bob Parsons. The stockholder agreement, as further described below, contains specific rights, obligations and agreements of these parties as holders of our Class A common stock and Class B common stock.

Voting Agreement

Under the stockholder agreement, our existing securityholders who are affiliated with KKR, Silver Lake, TCV and Bob Parsons agree to take all necessary action, including casting all votes to which such existing securityholders are entitled to cast at any annual or special meeting of stockholders, so as to ensure the composition of our board or directors and its committees complies with (and includes all of the nominees in accordance with) the provisions of the stockholder agreement related to the composition of our board or directors and its committees, which include, among other things:

•	for so long as affiliates of KKR own, in the aggregate, (1) at least 10% of the shares of our Class A common stock outstanding on an as-exchanged basis immediately following our IPO, affiliates of KKR will be entitled to nominate two directors and (2) less than 10% but at least 5% of the shares of Class A common stock outstanding on an as-exchanged basis immediately following the IPO, they will be entitled to nominate one director;

•	for so long as affiliates of Silver Lake own, in the aggregate, (1) at least 10% of the shares of our Class A common stock outstanding on an as-exchanged basis immediately following our IPO, affiliates of Silver Lake will be entitled to nominate two directors and (2) less than 10% but at least 5% of the shares of Class A common stock outstanding on an as-exchanged basis immediately following the IPO, they will be entitled to nominate one director;

•	for so long as Mr. Parsons and his affiliates own, in the aggregate, at least 5% of the shares of Class A common stock outstanding on an as-exchanged basis immediately following our IPO, Mr. Parsons and his affiliates will be entitled to nominate one director; and

•	for so long as their affiliated funds hold specified amounts of our stock, our board of directors will maintain an executive committee consisting of one director designated by each of KKR, Silver Lake and Bob Parsons.

In addition, under the stockholder agreement, affiliates of TCV agree to cast all votes in a manner directed by the affiliates of KKR and Silver Lake during the three year period following the completion of our IPO.

KKR and Silver Lake Approvals

Under the stockholder agreement and subject to our amended and restated certificate of incorporation, our amended and restated bylaws and applicable law, the actions listed below by us or any of our subsidiaries will require the approval of KKR and Silver Lake for so long as affiliates of KKR and Silver Lake (together with affiliates of TCV, for so long as TCV is required to vote at the direction of KKR and Silver Lake) collectively own at least 25% of the shares of our Class A common stock outstanding on an as-exchanged basis immediately following our IPO. Additionally, the approval requires the consent of each of KKR and Silver Lake for so long as such stockholder is entitled to nominate a KKR Director or a Silver Lake Director, as the case may be, pursuant to the stockholder agreement. The actions include:

•	change in control transactions;

•	acquiring or disposing of assets or entering into joint ventures with a value in excess of $50 million;

•	incurring indebtedness in an aggregate principal amount in excess of $50 million;

•	initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving us or any of our significant subsidiaries;

•	making any material change in the nature of the business conducted by us or our subsidiaries;

•	terminating the employment of our Chief Executive Officer or hiring a new Chief Executive Officer;

•	increasing or decreasing the size of our board of directors;

•	waiving or amending the limited liability company agreement of Desert Newco Managers, LLC or the equity or employment agreements of our executive officers;

•	engaging in certain transactions with affiliates; and

•	any merger or liquidation of Desert Newco or creating any new class of equity securities of Desert Newco.

Bob Parsons Approvals

Under the stockholder agreement, the actions listed below by us or any of our subsidiaries shall require the consent of affiliates of Bob Parsons for so long as such affiliates continue to own at least 50% of the shares of our Class A common stock held by YAM on an as-exchanged basis immediately prior to our IPO:

•	certain transactions with KKR and/or Silver Lake and/or their affiliates;

•	change in control transactions in which KKR and Silver Lake and/or their affiliates receive consideration from an unaffiliated third party that is not offered on a pro rata basis to Bob Parsons’ affiliates; and

•	any tax election revoking Desert Newco’s Section 754 election under the Internal Revenue Code or to treat Desert Newco as other than a partnership for tax purposes.

TCV Approvals

Under the stockholder agreement, the actions listed below by us or any of our subsidiaries require the consent of affiliates of TCV for so long as such affiliates continue to own at least 5% of the shares of our Class A common stock on an as-exchanged basis:

•	any redemption or repurchase of shares from KKR, Silver Lake, affiliates of Bob Parsons or Desert Newco Managers, LLC (other than certain repurchases of employee shares pursuant to compensation arrangements), or any payment of any fee to KKR or Silver Lake or its related management company (other than pursuant to the Transaction and Monitoring Fee Agreement as in effect on the date of our IPO), other than transactions effected on a pro rata basis in respect of all the shares held by KKR and its affiliates, Silver Lake and its affiliates, TCV and its affiliates, Bob Parsons and his affiliates and Desert Newco Managers, LLC.

Transfer Restrictions

Under the stockholder agreement, each of KKR, Silver Lake, TCV and Bob Parsons agreed, subject to certain limited exceptions, not to transfer, sell, exchange, assign, pledge, hypothecate, convey or otherwise dispose of or encumber any shares of our Class A common stock (including shares of Class A common stock issuable upon the exchange of LLC Units) during the three-year period following our IPO without the consent of each of KKR and Silver Lake, for so long as each of KKR and Silver Lake is entitled to nominate at least one director to our board of directors. An aggregate of 2,500,000 shares of our Class A common stock purchased by certain entities affiliated with KKR, Silver Lake, TCV and Bob Parsons during our IPO are not subject to the foregoing restrictions under the stockholder agreement.

Other Provisions

Under the stockholder agreement, we agreed, subject to certain exceptions, to indemnify KKR, Silver Lake, TCV and Bob Parsons and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, us.

Registration Rights

Certain holders of our Class A common stock (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock) are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our registration rights agreement and are described in additional detail below. Pursuant to our registration rights agreement, we have granted certain of our existing securityholders, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of Class A common stock delivered upon exchange of LLC Units held by them (and other securities convertible into or exchangeable or exercisable for shares of our Class A common stock). We will not be obligated to register any shares pursuant to any demand registration rights or S-3 registration rights if the holder of such shares is able to sell all of its shares for which it requests registration in any 90-day period pursuant to Rule 144 or Rule 145 of the Securities Act. We will pay the registration expenses (other than underwriting discounts and applicable selling commissions) of the holders of the shares registered pursuant to the registrations described below.

Demand Registration Rights

Pursuant to the registration rights agreement, certain of our securityholders are entitled to demand registration rights, and can request that we register the offer and sale of their shares. Such request for registration must cover securities the anticipated aggregate offering price of which, net of registration expenses, is at least $50 million unless such demand is for a shelf registration. If we determine that it would be detrimental to us or our stockholders to effect such a demand registration, we have the right to defer such registration or suspend an effective shelf registration, not more than once in any 12 month period, for a period of up to 90 days.

Piggyback Registration Rights

Pursuant to the registration rights agreement, if we propose to register, or receive a demand to register, the offer and sale of any of our securities under the Securities Act, in connection with the public offering of such securities, certain of our securityholders are entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, the holders of our Class A common stock are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include shares in the registration, other than with respect to (i) a registration statement on Form S-4 or S-8, (ii) a registration relating solely to an offering and sale to our employees, directors or consultants or our subsidiaries pursuant to any employee stock plan or other benefit arrangement, (iii) a registration relating to a Rule 145 transaction as promulgated under the Securities Act, (iv) a registration by which we are exchanging our own securities for other securities, (v) a registration statement relating solely to dividend reinvestment or similar plans or (vi) a registration statement by which only the initial purchasers and subsequent transferees of our or our subsidiaries’ debt securities that are convertible or exchangeable for Class A common stock and that are initially issued pursuant to an applicable exemption from the registration requirements of the Securities Act may resell such notes and sell such Class A common stock into which such notes may be converted or exchanged.

S-3 Registration Rights

Pursuant to the registration rights agreement, certain of our securityholders may make a written request that we register the offer and sale of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers at least that number of shares with an anticipated aggregate offering price of at least $50 million, net of registration expenses, unless such request is for a shelf registration covering an unspecified number of shares. Each holder of demand registration rights is entitled to make two demands for shelf registration in any 12 month period. Each holder shall also have the right to make two takedown demands pursuant to an effective shelf registration in any 12 month period provided that we shall not be obligated to effect a marketed underwritten takedown if the shares requested to be sold in such takedown have an aggregate market value of less than $25 million. These holders may make no more than two requests for registration on Form S-3 in any 12 month period; however, we will not be required to effect a registration on Form S-3 if we determine that it would be detrimental to our stockholders to effect such a registration and we have the right to defer such registration, not more than once in any 12 month period, for a period of up to 90 days.

Exchange Registration Statement

Pursuant to the registration rights agreement, we have effected a registration statement to register the issuance of shares of Class A common stock upon exchange of LLC Units, together with shares of Class B common stock, held by certain Continuing LLC Owners. We have undertaken to keep this registration statement effective until such time as such Continuing LLC Owners no longer own LLC Units, together with shares of Class B common stock.

Exchange Agreement

In connection with the consummation of our IPO, we and the Continuing LLC Owners entered into the Exchange Agreement under which they (or certain permitted transferees thereof) were granted the right, subject to the terms of the Exchange Agreement, to exchange their LLC Units (together with a corresponding number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. The Exchange Agreement provides, however, that such exchanges must be for a minimum of the lesser of 1,000 LLC Units or all of the vested LLC Units held by such owner.

The Newco LLC Agreement provides that as a general matter a Continuing LLC Owner does not have the right to exchange LLC Units if we determine such exchange would be prohibited by law or regulation or would violate other agreements with us to which the Continuing LLC Owner may be subject or would cause a technical tax termination of Desert Newco. However, each of KKR, Silver Lake, TCV and Bob Parsons may transfer all of its LLC Units even if such transfer could result in a technical tax termination if the transferring member indemnifies the other members of Desert Newco (including Go Daddy Inc.) for certain adverse tax consequences arising from any such technical tax termination and indemnifies Desert Newco for related costs.

We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that Desert Newco is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. As a holder exchanges LLC Units for shares of Class A common stock, the number of LLC Units held by us is correspondingly increased as we acquire the exchanged LLC Units, and a corresponding number of shares of Class B common stock are canceled.

As noted above, each of the Continuing LLC Owners also holds an equal number of shares of our Class B common stock. Although these shares have no economic rights, they will allow such Continuing LLC Owners to directly exercise voting power at GoDaddy Inc., the managing member of Desert Newco, at a level that is consistent with their overall equity ownership of our business. Under our amended and restated certificate of incorporation, each share of Class B common stock is entitled to one vote.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation, amended and restated bylaws and the Delaware General Corporation Law, or DGCL, contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change in control or other unsolicited acquisition proposal, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders.

Classified board of directors. Our amended and restated certificate of incorporation and bylaws provide that our board of directors is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Business combinations. We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the votes of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the votes of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the votes of our outstanding voting stock. For purposes of this provision, “voting stock” means any class or series of stock entitled to vote generally in the election of directors.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with our company for a three year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that KKR, Silver Lake, TCV and Bob Parsons, and their respective affiliates, and any of their respective direct or indirect designated transferees (other than in certain market transfers and gifts) and any group of which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Removal of directors. Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class, so long as affiliates of KKR and Silver Lake (together with affiliates of TCV, for so long as TCV is required to vote at the direction of KKR and Silver Lake) collectively own at least 40% in voting power of the stock of our company entitled to vote generally in the election of directors; however, at any time when these parties own, in the aggregate, less than 40% in voting power of the stock of our company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least two-thirds in voting power of all outstanding shares of stock of our company entitled to vote thereon, voting together as a single class. Our stockholder agreement provides that, in connection with votes for removal of a director, affiliates of each of KKR, Silver Lake, TCV and Bob Parsons (collectively, the “Voting Parties”), will vote their shares in accordance with the board composition requirements of such stockholder agreement.

Vacancies. In addition, our amended and restated certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted under the stockholder agreement, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the affirmative vote of a majority of the voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, that at any time when affiliates of KKR and Silver Lake (together with affiliates of TCV, for so long as TCV is required to vote at the direction of KKR and Silver Lake) collectively own less than 40% in voting power of the stock of our company entitled to vote generally in the election of directors, any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the board of directors may be filled only by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Our amended and restated certificate of incorporation provides that the board of directors may increase the number of directors by the affirmative vote of a majority of the directors or, at any time when affiliates of KKR and Silver Lake (together with affiliates of TCV, for so long as TCV is required to vote at the direction of KKR and Silver Lake) collectively own at least 40% in voting power of the stock of our company entitled to vote generally in the election of directors, by the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class. Our stockholder agreement provides that the Voting Parties will vote their shares in respect of vacancies in accordance with the board composition requirements of such stockholder agreement.

Quorum. Our amended and restated certificate of incorporation provides that at any meeting of the board of directors, a majority of the total number of directors then in office constitutes a quorum for all purposes, provided that so long as there is at least one KKR Director on the board, a quorum shall also require a KKR Director for all purposes, and so long as there is at least one Silver Lake Director on the board, a quorum shall also require a Silver Lake Director for all purposes.

No cumulative voting. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting.

Special stockholder meetings. Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairman of the board of directors; provided, however, so long as affiliates of KKR and Silver Lake (together with affiliates of TCV, for so long as TCV is required to vote at the direction of KKR and Silver Lake)

collectively own at least 40% in voting power of the stock of our company entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by the board of directors at the request of either a stockholder affiliated with KKR or a stockholder affiliated with Silver Lake. Our amended and restated bylaws also provide that special meetings of our stockholders may be called at any time by two directors of the board of directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or in management of our company.

Requirements for advance notification of director nominations and stockholder proposals. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors or nominations made by affiliates of KKR, Silver Lake or Bob Parsons pursuant to their rights under the stockholder agreement. In order for any matter to be properly brought before a meeting of our stockholders, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Stockholder action by written consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation precludes stockholder action by written consent at any time when affiliates of KKR and Silver Lake (together with affiliates of TCV, for so long as TCV is required to vote at the direction of KKR and Silver Lake) collectively own less than 40% in voting power of the stock of our company entitled to vote generally in the election of directors.

Supermajority provisions. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. For so long as affiliates of KKR and Silver Lake (together with affiliates of TCV, for so long as TCV is required to vote at the direction of KKR and Silver Lake) collectively own at least 40% in voting power of the stock of our company entitled to vote generally in the election of directors, the amendment, alteration, rescission or repeal of certain provisions of our bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when these parties own, in the aggregate, less than 40% in voting power of all outstanding shares of the stock of our company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of certain provisions of our bylaws by our stockholders will require the affirmative vote of the holders of at least two-thirds in voting power of all outstanding shares of stock of our company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of votes of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our amended and restated certificate of incorporation provides that for as long as affiliates of KKR and Silver Lake (together with affiliates of TCV, for so long as TCV is required to vote at the direction of KKR and Silver Lake) collectively own at least 40% in voting power of the stock of our company entitled to vote generally in the election of directors, in addition to any vote required by applicable law, our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded by the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of our company entitled to vote thereon, voting together as a single class. At any time when KKR and Silver Lake (together with affiliates of TCV, for so long as TCV is required to vote at the direction of KKR and Silver Lake) collectively own less than 40% in voting power of the stock of our company entitled to vote generally in the election of directors, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least two-thirds in voting power of all outstanding shares of stock of our company entitled to vote thereon, voting together as a single class:

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors, quorum, special meetings and committees;

•	the provisions regarding corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our board of directors and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.

The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Conflicts of interest. Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the fullest extent permitted by law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to KKR, Silver Lake, TCV and Bob Parsons, directors affiliated with these parties and their respective affiliates, and any other non-employee directors, and that, to the fullest extent permitted by law, such persons will have no duty to refrain from engaging in any transaction or matter that may be an investment or corporate or business opportunity or offer a prospective economic or competitive advantage in which we or any of our subsidiaries could have an interest or expectancy, which we refer to as a Competitive Opportunity, or otherwise competing with us or our subsidiaries. In addition, to the fullest extent permitted by law, in the event that KKR, Silver Lake, TCV and Bob Parsons, directors affiliated with these parties and their respective affiliates, and any other non-employee directors acquires knowledge of a potential Competitive Opportunity or other corporate or business opportunity that may be a Competitive Opportunity for itself, himself or herself or its, his or her affiliates or for us or our subsidiaries, such person will have no duty to communicate or present such opportunity to us or any of our subsidiaries, and they may take any such opportunity for themselves or offer it to another person or entity. With respect to any non-employee director who is not a KKR Director, Silver Lake Director or Parsons Director or affiliated with TCV, our amended and restated certificate of incorporation does not renounce our interest in any Competitive Opportunity that is expressly offered to such a director solely in his or her capacity as a director of our company. A business or other opportunity will not be deemed to be a potential Competitive Opportunity for us if it is an opportunity that we are not able or permitted to undertake, is not in line with our business or is an opportunity in which we have no interest or reasonable expectancy.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8206.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “GDDY.”

SELLING STOCKHOLDERS

Information regarding the beneficial ownership of our Class A common stock by any selling stockholders, the number of shares being offered by such selling stockholders and the number of shares beneficially owned by such selling stockholders after the applicable offering, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

The securities offered pursuant to this prospectus and any accompanying prospectus supplement, if required, may be sold by us or any of the selling stockholders in any of the following ways:

•	to one or more purchasers;

•	through agents;

•	to or through underwriters or brokers-dealers; or

•	through a combination of any of these methods of sale.

We will prepare a prospectus supplement, if required, for each primary offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by them (if any), the purchase price of the securities and the proceeds to us from the sale, any delayed delivery arrangements, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents. We may prepare prospectus supplements for secondary offerings by selling stockholders to disclose similar information.

In addition, we or the selling stockholders may use any one or more of the following methods when selling securities:

•	underwritten transactions;

•	privately negotiated transactions;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such securities at a stipulated price per share;

•	a block trade (which may involve crosses) in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	short sales and delivery of shares of Class A common stock to close out short positions;

•	sales by broker-dealers of shares of Class A common stock that are loaned or pledged to such broker-dealers;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this prospectus.

We or the selling stockholders may distribute the securities covered by this prospectus from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to market prices; or

•	negotiated prices.

We or the selling stockholders may change the price of the securities offered from time to time.

We, the selling stockholders, or agents designated by us or them, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name any agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the applicable prospectus supplement, if required. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we or the selling stockholders utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we or the selling stockholders will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the applicable prospectus supplement, if required, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may also be our or any of the selling stockholders’ customers or may engage in transactions with or perform services for us or any of the selling stockholders in the ordinary course of business.

If we or the selling stockholders utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we or the selling stockholders will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. The dealers may also be our or any of the selling stockholders’ customers or may engage in transactions with, or perform services for us or the selling stockholders in the ordinary course of business.

Offers to purchase securities may be solicited directly by us or the selling stockholders and the sale thereof may be made by us or the selling stockholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement, if required, relating thereto. We may use electronic media, including the Internet, to sell offered securities directly.

We may offer our shares of Class A common stock into an existing trading market on the terms described in a prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

We and/or the selling stockholders may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act.

A prospectus and accompanying prospectus supplement, if required, in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer will not exceed 8% of the gross proceeds from the sale of the securities offered pursuant to this prospectus and any applicable prospectus supplement, if required.

In connection with sales of the shares of Class A common stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the shares of Class A common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of Class A common stock short and deliver them to close out the short positions or loan or pledge the shares of Class A common stock to broker-dealers that in turn may sell them.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if any selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time under this prospectus after we have filed a supplement to this prospectus if required by law.

The selling stockholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Class A common stock from time to time under this prospectus after we have filed a supplement to this prospectus if required by law, supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters or broker-dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters or broker-dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters or broker-dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other broker-dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Additional legal matters may be passed upon for us, the selling stockholders, or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement. Certain members of, and investment partnerships composed of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, P.C. own less than 0.2% of the outstanding LLC Units as of December 31, 2015, that may be exchanged for shares of our Class A common stock pursuant to the Exchange Agreement described in “Description of Capital Stock—Exchange Agreement.”

EXPERTS

The consolidated financial statements of GoDaddy Inc. appearing in GoDaddy Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.